CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES DIVIDEND INCREASE

NEW YORK, NY, January 12, 2012 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that its board of directors authorized and the Company declared an increase to the Company’s annual dividend. The Company will increase its annual distribution by $0.005, from $0.875 to $0.880 per annum.  The new annual distribution rate will accrue commencing on February 9, 2012. Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

“We are very pleased to have grown earnings sufficiently in our first quarter of operations to warrant an increase in our monthly distribution,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of ARCP. “Based on our growth to date, we plan to review our distribution level with the Board quarterly to assess whether further increases in our dividend can be sustained. Our earnings growth, and this resulting dividend increase, demonstrate the strength of our operating and investment model. Since closing our secondary offering in early November, we have acquired 28 properties. Our total portfolio presently consists of 91 properties leased to seven tenants in six industry groups.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.

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